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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                               PERCEPTRONICS, INC.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   713611-10-1
                       ----------------------------------
                                 (CUSIP Number)

                                October 19, 1998
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 713611-10-1
          -----------
--------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

       EAGLE CAPITAL, LTD.
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
       ILLINOIS
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 Number of Shares             (5) Sole Voting Power
 Beneficially                      888,888
 Owned by                    ---------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       -0-
                             ---------------------------------------------------
                              (7) Sole Dispositive Power
                                    888,888
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    -0-
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
          888,888 shares
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
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(11) Percent of Class Represented by Amount in Row (9)
          15.77%
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(12) Type of Reporting Person (See Instructions)
          PN
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ITEM 1.

    (a)   Name of Issuer
           Perceptronics, Inc.
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    (b)   Address of Issuer's Principal Executive Offices
           21010 Erwin Street
           Woodland Hills, California 91367
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ITEM 2.

    (a)   Name of Person Filing
           Eagle Capital, Ltd.
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    (b)    Address of Principal Business Office or, if none, Residence
           3836 North Keeler Avenue.
           Chicago, Illinois 60641-9021
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    (c)   Citizenship
           Illinois
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    (d)   Title of Class of Securities
           Common Stock
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    (e)   CUSIP Number
           713611-10-1
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Item 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR
         13-2(b) or (c): If this statement is filed pursuant to
         Rule 13d-1(c), check this box.     [X]




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ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
         444,444 shares issued on July 10, 1998 pursuant to a subscription agreement accepted by the issuer on June 19, 1998, 300,000 shares underlying warrants to be issued concurrent with the issuance of the original 444,444 shares and an additional 144,444 shares underlying warrants issued pursuant to an amended and restated warrant agreement dated as of October 19, 1998.

--------------------------------------------------------------------------------

    (b) Percent of class:
         15.77%

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    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
               888,888

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         (ii)  Shared power to vote or to direct the vote
               -0-

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        (iii)  Sole power to dispose or to direct the disposition of
               888,888

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         (iv)  Shared power to dispose or to direct the disposition of
               -0-

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          Not Applicable




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ITEM 10. CERTIFICATION

    (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                      July 7, 1999
                      ----------------------------------------
                                      Date

                                      EAGLE CAPITAL, LTD., by its managing
                                      general partner

                                      /s/ Michael P. Traba
                                      ---------------------------------------
                                      Michael P. Traba, its managing general
                                      partner